Exhibit 99.1

Fintrax Group Acquires Planet Payment

Galway, Ireland and Long Beach, N.Y – December 20th, 2017 – Fintrax Group, a leader in digital payment processing for international shoppers, today announces it has acquired Planet Payment, Inc. (NASDAQ: PLPM), a leading provider of international and multi-currency processing services, in a deal worth €219M ($257M). Eurazeo, a leading global investment company listed in Paris, is contributing €109M to the financing of this acquisition as the majority shareholder in Fintrax since 2015.

The combined business will employ over 1,000 staff in 40 offices across the world and will process over €15billion in payment related services in 2017.

This strategic acquisition will position Fintrax Group at the forefront of global digital payments innovation. Planet Payment’s suite of solutions, including a service that allow banks and merchants to offer customers personalized payments in their home currency at the point of sale, online or at the ATM, are complementary to Fintrax Group’s current product offering, which includes VAT refund services as well as similar Dynamic Currency Conversion payment processing services. The acquisition will build on the strengths of both businesses, taking their respective portfolio of services to an extended set of customers in new regions around the world.

Patrick Waldron, Chief Executive Officer of Fintrax Group said, “The purchase of Planet Payment expands our ability to serve our 300,000 global merchants, both directly and through 100 partner banks. Our combined business will operate in 55 countries across five continents, positioning us as a leader in Dynamic Currency Conversion (DCC) and multi-currency processing in North America, Latin America, Asia Pacific, the Middle East, Africa and Europe. We look forward to working with Carl Williams and his team, who have built an impressive business with some of the world’s leading acquirers and banks”.

Carl J. Williams, Chairman and Chief Executive Officer, Planet Payment added, “We are excited to join the Fintrax organization and to combine our unique products and services, adding more value to our banks and acquirers. Fintrax will bring increased global scale, investment that expands our services, and ultimately deepens our relationships with our customers”.

BofA Merrill Lynch served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Fintrax. FT Partners served as financial advisor and Goodwin Procter LLP served as legal counsel to Planet Payment.

About Fintrax Group

Founded in 1985, Fintrax Group is a leader in digital payment processing, providing international shoppers, merchants, partner banks and acquirers with easy, fast and reliable services. Fintrax has operations in 34 countries with over 800 staff and recently became part of the Eurazeo portfolio of growth companies in December 2015. Fintrax is headquartered in Galway, Ireland. For more information, please visit www.fintrax.com.

About Planet Payment

Planet Payment is a leading provider of international payment processing and multi-currency processing services. Planet Payment provides services in 23 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through its 77 acquiring bank and processor customers. Its point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with its ATM services are integrated within the payment card transaction flow enabling its acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about Planet Payment and its services.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Planet Payment’s beliefs and expectations and statements about the tender offer and Fintrax’s proposed acquisition of Planet Payment, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Fintrax and Planet Payment are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Fintrax’s or Planet Payment’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Planet Payment, see the discussion of risks and uncertainties in Planet Payment’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2017 and other reports Planet Payment files under the SEC. The forward-looking statements contained in this report are made as of the date hereof, and Planet Payment undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Contacts:	Contacts:
Fintrax Group	Planet Payment, Inc.
Alison Hicks/Liam Johnson	Raymond D’Aponte, Chief Financial Officer
Fintrax@fourcommunications.com	rdaponte@planetpayment.com
Tel: +44 (0)20 3697 4200	Tel: 516-670-3200
www.fintrax.com	www.planetpayment.com